Exhibit 99.1

ACUSPHERE ISSUES YEAR-END REVIEW TO SHAREHOLDERS

WATERTOWN, MASS., January 20, 2005 — Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company, today issued a special letter to shareholders reviewing the Company’s achievements and developments in 2004.  The text of this letter follows:

Dear Shareholders:

As we kick-off the New Year, we wanted to review with you the important progress your company made in 2004.  This was our first full year of operation as a publicly traded company and I am happy to report that we accomplished all of our important goals for 2004.  As a management team, we are committed to delivering on our goals, and these achievements provide a strong foundation upon which we can continue to build Acusphere in 2005 and beyond.

We had many significant accomplishments in 2004:

•                  Pilot phase of the AI-700 Phase 3 program exceeded our expectations.

AI-700 is a cardiovascular drug in development for the assessment of coronary heart disease, the leading cause of death in the United States.  The AI-700 Phase 3 clinical program includes a pilot phase and a pivotal phase.  Our objectives for the pilot study included: i) training and qualifying new clinical sites, and ii) training and qualifying independent blinded readers.  More than 20 clinical sites have been trained and qualified in the pilot study.  In an effort to assess the proficiency of the blinded readers, Acusphere selected a subset of AI-700 ultrasound images generated during the pilot study that it believed to be most representative of the range of images that would be generated in the pivotal studies and asked the blinded readers to evaluate these images.  Acusphere must complete two larger pivotal studies before submitting a New Drug Application and there can be no assurance that the results of the larger pivotal studies will be consistent with the findings from the blinded reader training.  However, we were very pleased that all six of the independent blinded readers were able to read this subset of ultrasound images from the pilot study at sensitivity and specificity levels that exceeded the pre-specified clinical endpoint criteria for success in the pivotal trial.

•                  Advanced AI-700 Phase 3 clinical program by enrolling 300 patients.

Enrolling 300 patients in the Phase 3 program by the end of 2004 was a goal we had stated in 2003, when the company was completing its initial public offering.  We are very pleased to have hit this goal within that timeframe.  With more than 20 clinical sites now having transitioned from the pilot study, we are actively enrolling in our two pivotal studies, the “32” and the “33” trials.  We expect the 32 pivotal trial to enroll about 300 patients cumulatively and all of these patients will undergo AI-700 enhanced ultrasound as well as nuclear imaging.  As is typically the case in the current practice of medicine, all patients with ischemia (i.e., inadequate blood flow) according to the nuclear test will be referred on for angiography.  Patients with a normal nuclear test will have a 90-day follow-up period to ensure the accuracy of the nuclear result.  We expect the 33 pivotal trial to also enroll about 300 patients cumulatively and all of these patients will undergo AI-700-enhanced ultrasound as well as angiography.  Most of these patients will also undergo nuclear imaging.  Consistent with previous guidance, we expect to complete enrollment in both of these trials in the second half of 2005.

•                  Closed $70 million European partnership for AI-700.

This collaboration with Nycomed provides credible access to the important European market for AI-700, additional development funding, and we believe, external validation of AI-700’s data and development plans.  As a pan-European pharmaceutical company with more than $700 million in revenues, Nycomed has deep pharmaceutical experience.  In the due diligence process, we provided Nycomed with access to all of our data and plans, including our Phase 2 data which was published in June 2004 at the American Society of Echocardiography (ASE).  As a result, we believe this partnership provides excellent third-party validation of AI-700’s prospects for our shareholders.  We estimate that more than 1.0 million cardiac screening procedures are done each year in Europe, in addition to the estimated 9.5 million procedures performed annually in the United States.  As part of the partnership agreement, Nycomed will pay Acusphere to manufacture the product and pay us royalties on Nycomed’s sales.  In addition, Nycomed will provide us up to $70 million in license fees, research and development payments and milestone payments, including $12 million in payments through mid-2006, of which $6 million was paid in 2004.

•                  Began construction of a commercial manufacturing facility for AI-700.

Acusphere signed a lease and began the build-out of a commercial manufacturing facility for AI-700 in Tewksbury, Massachusetts, which is located within 30 miles of the Company’s headquarters.  This facility is being designed to meet our anticipated initial commercial demand.  We expect to incur $20 million in capital expenditures in 2005, excluding costs of our manufacturing equipment to build-out this facility, which formerly served as a manufacturing site for another pharmaceutical company.  This investment reflects our continued optimism and confidence in AI-700 and its commercial prospects.

•                  Closed $21.5 million private financing and $13.3 million in debt capacity.

One of our responsibilities as a management team is to see that the Company has sufficient financial resources to meet its objectives.  Closing the private financing with $21.5 million in gross proceeds and arranging our debt financing together represent a critical step forward in achieving that goal.  We welcome our new shareholders who participated in the private financing.  Through your support, we ended 2004 with approximately $45 million in cash, as well as $7.9 million in additional borrowing capacity available under the $11.3 million equipment financing line with GE Capital and another $2 million in financing available under a loan agreement with MassDevelopment, a Massachusetts statewide finance and development agent.  In 2005, we plan to aggressively pursue patient enrollment in our AI-700 Phase 3 pivotal trials and believe we will spend $8 to $10 million for operations per quarter while we are enrolling.  To assist in raising additional financing on the best available terms, we have filed a shelf registration statement which is currently effective and has not yet been used.

•                  Advanced HDDS and PDDS applications of porous microparticle technology.

AI-700 is the first and most advanced application of our porous microparticle technology, which we believe has broad potential applications as a Hydrophobic Drug Delivery System (HDDS) for drugs that do not dissolve well in water, and as a Pulmonary Drug Delivery System (PDDS), particularly for sustained release of drugs delivered to the lung.  In 2004, we published the results of our Phase 1 data on AI-850, an improved formulation of paclitaxel, a hydrophobic cancer drug, at the American Society of Clinical Oncologists (ASCO).  These data provides preliminary human proof of concept of our HDDS technology.  In addition, Acusphere was issued two U.S. patents relating to the use and methods of producing porous microparticle formulations for sustained release of hydrophobic drugs.  The claims in the patents cover all significant routes of administration, including pulmonary administration.  We believe these patents are important additions to our PDDS portfolio because corticosteroids, a leading class of drugs for the treatment of asthma, are hydrophobic and must be taken multiple times per day and therefore could benefit from sustained release.

•                  Strengthened Board of Directors.

As we have transitioned from a venture capital-backed, privately-held company to a public company preparing for commercialization and long term growth, we have also made some changes to our Board of Directors.  In September, we announced that Sandra Fenwick, Chief Operating Officer of Children’s Hospital in Boston, an organization with $750 million in revenues, had been appointed to our Board and to the Audit Committee, as well.  Sandi has more than 25 years of hospital management experience, as well as significant managed care experience, having served for 10 years on the Board of Tufts Health Plans, a managed care organization with $2 billion in revenues.  Sandi’s hospital experience is particularly relevant to Acusphere now because our primary potential customer, the echocardiographer, is typically hospital-based.  We look forward to Sandi’s advice and counsel as we approach that market.  In an effort to comply with best practice guidelines on corporate governance, Frank Baldino, Ph.D., who has served on our Board since 2001, has agreed to take on the additional responsibility of Presiding Director.  Frank is the founder and CEO of Cephalon, Inc., an emerging pharmaceutical company with more than $700 million in revenue in 2003 and a current market capitalization of $2.75 billion.  We welcome his continued insights and perspectives and are confident he will continue to provide valuable guidance on our growth and development.

As we move forward into 2005, we are very excited about the opportunities ahead.  We remain focused on our key strategies of continuing product development efforts, completing our clinical trials successfully and on schedule, continuing partnership discussions, enhancing our operational and organizational strength and managing our financial resources prudently.  As always, we look forward to the opportunity to engage our investors in discussions about our company and the market opportunities ahead, so please contact John Thero or me with any questions.  We thank you for your continuing support, and wish you all the best in 2005.

Sincerely,

Sherri C. Oberg
President and CEO

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 9.5 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding confidence levels in the efficacy of and commercial prospects for A1-700, AI-850 and our HDDS and PDDS technologies and related product candidates generally, the results for and the timing of completion of the Phase 3 clinical trials for AI-700, especially the results of the pivotal trials for AI-700, patient enrollment and rates of enrollment for the Phase 3 clinical trials, commercial prospects for AI-700 in Europe and our collaboration with Nycomed, costs for and the timing of the build-out of our commercial manufacturing space in Tewksbury, Massachusetts and the adequacy of this facility to meet our initial commercial manufacturing needs, our future capital needs and debt financing availability, our patent portfolio and applications thereof, and potential product opportunities related to our porous microparticle technologies.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with an unaudited year-end cash balance,  research, development, testing and related regulatory approvals, including uncertainties regarding the timing, cost and ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing requirements and the complexities of building a commercial manufacturing space, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact:
Acusphere, Inc.
John F. Thero, 617-648-8800
Sr. Vice President and CFO
Investors: 617-925-3444
Email: IR@acusphere.com
Or Media: 617-648-8800